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                                                                      Exhibit 20
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                                    For:      Genesis Direct, Inc.
                                              (d.b.a. PROTEAM.com)

                                    Contact:  Fred Larcombe
                                              (201) 867-2800

     For Immediate Release
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               PROTEAM.COM ANNOUNCES VOLUNTARY CHAPTER 11 FILING

   - Restructuring Will Assist Company in Maintaining Its Leadership Position
                        In the Fan-Based Sports Market -


     Secaucus, New Jersey, August 19, 1999 - Genesis Direct, Inc., doing business as PROTEAM.com, (Nasdaq:PRTM) stated today that it has filed a voluntary petition to reorganize under Chapter 11 of the United States Bankruptcy Code. Under Chapter 11, PROTEAM.com will continue to operate its business under court protection from creditors while it formulates a reorganization plan. The petition was filed in the U.S. Bankruptcy Court of Newark, New Jersey. The Company determined that seeking Chapter 11 protection was appropriate in order to continue the operation of its core business.

     PROTEAM.com has obtained debtor-in-possession (DIP) financing to fund its ongoing operations.

     Harry Usher, recently appointed by the Board as Chief Executive Officer of PROTEAM, stated, "While the decision to file for Chapter 11 was difficult to make, it clearly represented the most viable option as we pursue a restructuring plan for our Company. Our core sports business is strong, and PROTEAM continues to be the leader in innovative thinking as proven by its groundbreaking ability to combine television, print, radio and Internet marketing and sales strategies. Due to these factors, we expect to emerge from this process the continued leading e-tailer in the fan-based sports market."

PROTEAM.com is a leading e-tailer specializing in the marketing and sales of sports and sports related products to both fans and participants. The Company offers products directly to consumers through several targeted websites and complementary catalogs, television and radio advertising and other electronic broadcast and print media.
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This press release contains forward-looking statements within the meaning of the applicable federal securities laws. Such forward-looking statements include, among other things, the Company's plans to implement its growth strategies, increase it Internet website presence, increase its access to Internet users, dispose of its non-sports assets, improve its financial performance, reduce its fixed cost structure and improve its fulfillment capabilities. Such forward-looking statements also include the Company's expectations concerning factors affecting the markets for its products, such as consumer demand, general market conditions and Internet access. Actual results could differ from those projected in any forward-looking statements. Factors that could cause actual results to differ from those anticipated are detailed in PROTEAM.com's filings with the Securities and Exchange Commission. The forward-looking statements are made as of June 28, 1999 and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements. Investors should consult all of the information set forth herein and the other information set forth from time to time in the Company's reports filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933 and the Securities Exchange
Act of 1934.


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